Exhibit 99.1

Badger Meter Reports Second Quarter Results

MILWAUKEE--(BUSINESS WIRE)--July 18, 2013--Badger Meter, Inc. (NYSE: BMI) today reported results for the second quarter ended June 30, 2013.

Second Quarter 2013 Highlights

  Net sales were a record $88,341,000 for the second quarter of 2013, a 7.8% increase from sales of $81,974,000 for the second quarter of 2012.
  Net earnings were $6,281,000 for the second quarter of 2013, a 15.6% decrease from net earnings of $7,442,000 for the second quarter of 2012.
  Diluted earnings per share were $0.44 for the second quarter of 2013, a 15.4% decrease from diluted earnings per share of $0.52 for the second quarter of 2012.

First Half 2013 Highlights

  Net sales were $160,149,000 for the first half of 2013, a 1.2% increase from sales of $158,207,000 for the first half of 2012.
  Net earnings were $9,188,000 for the first half of 2013, a 32.9% decrease from net earnings of $13,691,000 for the first half of 2012.
  Diluted earnings per share were $0.64 for the first half of 2013, a 31.9% decrease from diluted earnings per share of $0.94 for the first half of 2012.

Operations Review

“The record sales in the second quarter reflected higher volumes in both our municipal water and industrial product lines. However, this increase did not translate into higher margins due to product mix,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. The gross profit margin was 33.8% for the second quarter of 2013, compared to 36.8% for the same period in the prior year.

In addition to the lower margin, Meeusen said several other factors contributed to the decrease in net earnings for the quarter. These include a $750,000 non-cash pension charge and a $350,000 legal settlement charge related to a product the company no longer sells. Together, these charges totaled approximately $0.05 per diluted share. He noted that the tax rate for the second quarter of 2013 was 36.1%, compared to 33.1% for the same period last year. The second quarter 2012 tax rate benefited from a favorable audit of prior returns, which had a positive impact of $0.03 per diluted share.

Meeusen said the company introduced two new products during the second quarter. “We expanded our E-Series® ultrasonic meter line with a polymer version that is a lower-cost alternative to our already successful stainless steel E-Series meters for residential and commercial water metering applications. Our solid-state E-Series technology continues to gain traction with customers because of its added features and smaller size,” said Meeusen.

The company also launched the latest enhancements of its ReadCenter® software, a key component of the Badger Meter Advanced Metering Analytics (AMA) system. The new software, ReadCenter AnalyticsPro and ReadCenter Analytics+, provides water and gas utilities with easy access to timely metrics and information to help them more efficiently monitor and manage their operations.

“We are continuing to pursue opportunities with customers of Elster AMCO Water, LLC, which exited the mechanical water meter business in North America as of June 30. Elster selected Badger Meter as the recommended supplier for these customers going forward. While this program is still in the early stages, we believe it provides excellent opportunities to increase our market share,” said Meeusen.

He also noted that the integration of Aquacue, Inc., a small software technology company acquired on April 1, has been completed. “We expect to introduce new products incorporating Aquacue’s water management data software beginning in early 2014,” said Meeusen.

Summary

“In recent quarters we’ve benefited, and expect to continue to benefit, from lower copper costs. And after a weak first quarter, we are seeing strong order entries and a solid backlog at the end of the second quarter. We believe our customers have begun to return to normal buying patterns, contributing to our optimism for the remainder of the year,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2013 second quarter results on Friday, July 19, 2013, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0869 and entering the passcode 76859488. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PV9DVT8EN. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Friday, July 26, by dialing 1-888-286-8010 and entering the passcode 97775920. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

The core competency of Badger Meter is flow measurement solutions. The company is a leading innovator, manufacturer and marketer of flow measurement and control products, serving water and gas utilities, municipalities and industrial customers worldwide. Measuring a variety of liquids from water to oil and lubricants in industrial processes, the company’s products are known for their high degree of accuracy, long-lasting durability and their ability to provide valuable and timely measurement information to customers.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather and other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete connectivity systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for radio products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012

Net sales	$88,341	$81,974	$160,149	$158,207
Cost of sales	58,495	51,773	105,266	99,142
Gross margin	29,846	30,201	54,883	59,065
Sales, engineering and administration	19,686	18,846	39,998	37,522
Operating earnings	10,160	11,355	14,885	21,543
Interest expense	332	238	580	443
Earnings before income taxes	9,828	11,117	14,305	21,100
Provision for income taxes	3,547	3,675	5,117	7,409
Net earnings	$6,281	$7,442	$9,188	$13,691

Earnings per share amounts:

Basic	$0.44	$0.52	$0.64	$0.94
Diluted	$0.44	$0.52	$0.64	$0.94

Shares used in computation of earnings per share:

Basic	14,365,536	14,234,900	14,345,143	14,527,328
Diluted	14,430,999	14,307,232	14,426,949	14,596,113

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

Assets	June 30,	December 31,
	2013	2012
	(unaudited)

Cash	$2,714	$6,554
Receivables	52,702	45,584
Inventories	53,614	60,997
Other current assets	7,415	8,239

Total current assets	116,445	121,374

Net property, plant and equipment	71,549	70,484
Intangible assets, at cost less accumulated amortization	61,416	58,351
Other long-term assets	5,712	4,314
Goodwill	46,641	35,930

Total assets	$301,763	$290,453

Liabilities and Shareholders’ Equity

Short-term debt	$66,230	$66,730
Payables	20,308	15,551
Accrued compensation and employee benefits	6,525	9,821
Other liabilities	2,972	1,978

Total current liabilities	96,035	94,080

Deferred income taxes	10,787	8,692
Long-term employee benefits and other	17,081	16,434
Shareholders’ equity	177,860	171,247

Total liabilities and shareholders’ equity	$301,763	$290,453

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702